Exhibit 99.1

EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK
SAN JUAN, PUERTO RICO - July 18, 2024 - EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors (the “Board”) declared a regular quarterly dividend of $0.05 per share on July 18, 2024 to be paid on September 6, 2024 to stockholders of record as of July 29, 2024.
EVERTEC’s Board anticipates declaring this dividend in future quarters on a regular basis; however, future declarations are subject to the Board's approval and may be adjusted as business needs or market conditions change.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately six billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com